Exhibit 10.3

SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (the “Agreement”) is entered into as of May 10, 2018, by and between William R. Fitzgerald (“Executive”), Ascent Capital Group, Inc. (the “Company”) and Monitronics International, Inc. (“Moni”).

RECITALS

A.    Executive has been employed by the Company pursuant to an Amended and Restated Employment Agreement dated as of January 25, 2013 by and between Executive and Ascent Media Corporation, as thereafter amended (the “Employment Agreement”), and the employment relationship with the Company has terminated effective March 31, 2018 (the “Termination Date”) at the expiration of the term of the Employment Agreement, and shall be treated as a termination by the Company without cause for purposes of Executive’s rights under the Employment Agreement;

B.    Pursuant to Section 4.6 of the Employment Agreement, Executive and the Company wish to enter into an agreement to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship;

C.    The Company has advised Executive to consult an attorney prior to signing this Agreement and has provided Executive with at least twenty-one (21) days to consider its severance offer and to seek legal assistance. Executive has either consulted an attorney of Executive’s choice or voluntarily elected not to consult legal counsel;

D.    This Agreement is not and should not be construed as an admission or statement by any party that it or any other party has acted wrongfully or unlawfully. Each party expressly denies any wrongful or unlawful action.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.    Termination of Employment. Executive’s employment with the Company has terminated effective as of the Termination Date. Subject to the terms of this Agreement, and except as otherwise expressly set forth in the Employment Agreement (i.e. obligations surviving termination of employment) Executive has no further employment duties or responsibilities to the Company after the Termination Date. Except as provided in Section 2, Executive acknowledges that he has been paid all compensation due and owing to him as a consequence of his employment with the Company through the Termination Date, including bonuses and a payment of $95,192, less applicable withholding taxes, for accrued but unused vacation and personal holidays.

2.    Severance and Benefits.

(a)    Severance Payments. Subject to the execution of this Agreement by the parties hereto without revocation by Executive and the provisions of Paragraph 21, the Company will pay to Executive (i) an amount equal to $2,887,500, less applicable withholding taxes (the “Severance”), payable in a lump sum on the sixtieth (60th) day following the Termination Date and (ii) a tax preparation assistance bonus of $5,000 less applicable withholding taxes payable on October 1, 2018. The parties acknowledge that the Company has determined that the Severance is a “deferral of compensation” within the meaning of Section 409A that is provided as a result of a “separation from service” within the meaning of Section 409A and, accordingly, pursuant to the provisions of Paragraph 21, the Severance will be paid on October 1, 2018 (the first business day that is more than six months after the Termination Date) unless the exception contained in the parenthetical at the end of Paragraph 21 is applicable. The Severance shall be paid in addition to Executive’s salary through the Termination Date and any accrued but unused vacation leave and personal holidays.

(b)    Equity. The equity awards held by Executive, which the parties agree consist solely of options to purchase the Company’s common stock, shall be treated as provided in the applicable plan and award agreement in accordance with their terms and shall remain exercisable until the expiration of the Term (as defined under the applicable award agreements).

(c)    Expense Reimbursements. In accordance with Company policy (e.g., Travel & Entertainment Policy) and normal payroll practices, Executive also will receive reimbursement for documented expenses (incurred through the Termination Date) and submitted on or before April 30, 2018.

(d)    Benefits. The Company will also pay the employer-mandated premiums for Executive’s health insurance benefit through the end of the month in which the Termination Date occurs. All other benefits shall cease effective as of the Termination Date, except that Executive shall have the right to elect self-pay health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) after the Termination Date. In addition, subject to the execution of this Agreement by both parties and to the extent such coverage is available and is elected by Executive under COBRA, the Company shall contribute to the health insurance plan maintained by the Company and covering Executive and his dependents as of the Termination Date, or any successor plan maintained by the Company, in an amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the Termination Date (the “Benefits Payments”), such Benefits Payments to be made monthly in accordance with the Company’s normal procedures for the payment of health insurance premiums, throughout the period beginning on the Termination Date and ending on the earlier of the 24-month anniversary of the Termination Date and the expiration of the coverage period specified in COBRA, such period to be determined as of the Termination Date (the “Reimbursement Period”) (i.e., Executive shall bear responsibility for that portion of the health insurance premiums in excess of the Benefits Payments), or, alternately, in the Company’s sole discretion, the Company shall reimburse Executive the amount of the Benefits Payment on a monthly basis during the Reimbursement Period, upon Executive’s submission to the Company of adequate proof of payment of the full COBRA premium by Executive; provided, however, that if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits under such other employer’s plans, the Company’s payment obligation under this Paragraph 2(d) shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans. Executive will notify the Company of his eligibility for such other employer-provided benefits within thirty (30) days of attaining of such eligibility. Notwithstanding the foregoing, in the event that the Company’s payment obligation under this paragraph would violate the nondiscrimination rules applicable to non-

grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the Company and Executive agree to reform this paragraph in a manner as is necessary to comply with PPACA while still providing economically equivalent benefits. For the avoidance of doubt, Executive shall be responsible for paying any U.S. federal or state income taxes associated with the Benefit Payments.

(e)    No Mitigation by Executive. Pursuant to Section 4.5 of the Employment Agreement, except as otherwise expressly provided herein (including, without limitation, in Paragraph 2(d) above), Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any Severance payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer.

(f)    Continued Compliance. Executive and the Company hereby acknowledge that the amounts and benefits payable by the Company under Paragraphs 2(a), 2(b) and 2(d), above, are part of the consideration for Executive’s undertakings under Article V of the Employment Agreement and Paragraphs 8, 9 and 10 below (“Covenants”). Such amounts and benefits are subject to Executive’s continued compliance with the Covenants. If Executive violates the provisions of the Covenants, then the Company will have no obligation to make any of the payments that remain payable by the Company under Paragraphs 2(a) or 2(d), above, on or after the date of such violation.

(g)    No Other Payments. Executive hereby acknowledges that the payments and benefits referred to in this Agreement, together with any rights or benefits under any written plan or agreement which have vested on or prior to the Termination Date, constitute the only payments which Executive shall be entitled to receive from the Company as a consequence of the termination of his employment with the Company, and the Company shall have no further liability or obligation to Executive hereunder or otherwise in respect of his employment.

3.    Valid Consideration. Executive and the Company agree that the Company’s payment of the Severance and Benefit Payments is conditioned on Executive’s execution of this Agreement, including the release of claims described herein, pursuant to the Employment Agreement, and is given solely as consideration for Executive’s covenants under this Agreement, which both parties acknowledge and agree is sufficient and adequate consideration.

4.    Confidentiality of Severance Agreement. Executive agrees to keep the terms of this Agreement (including but not limited to the severance amount) completely confidential, and not to disclose any information concerning this Agreement or its terms to anyone other than Executive’s immediate family, legal counsel, or financial advisors, who will be informed of and bound by this confidentiality clause. In addition, Executive may show only Paragraphs 8, 9 and 10 of this Agreement to any prospective employer, in order to facilitate Executive’s compliance with the obligations as stated therein.

5.    General Release of Claims.

(a)    Except for claims “carved-out” in Paragraph 5(c) below, Executive expressly waives any claims against the Company and releases the Company including the Company’s predecessor, successor, parent, subsidiary and affiliated entities, as well as its and their officers, employees, directors, stockholders, managers, agents, representatives, attorneys and assigns, past and present (collectively referred to herein as the “Company Releasees”) from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent, that Executive now owns or holds or at any time may have held or owned against the Company Releasees or any of them, arising out of or in any way related to any transaction, agreement, occurrence, act, or omission whatsoever occurring, existing, or omitted at any time before the date hereof (collectively “Claims”), including, without limitation, any Claims:

(i)    Arising out of or in any way connected with Executive’s employment with the Company (including, without limitation, any claims for wages, severance pay, bonuses, employment benefits whether related to the Company’s policies or welfare benefit plans, or damages of any kind whatsoever) and the termination thereof;

(ii)    Arising out of or in any way related to any employment agreement or any other contracts, express or implied, any covenant of good faith and fair dealings, express or implied, any theory of wrongful discharge, or any legal restriction on the Company’s right to terminate employees;

(iii)    Arising out of or in any way related to any federal, state, or other governmental statute or ordinance or wage order, including, without limitation, Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, and/or to the extent waivable any other federal, state or local law (statutory or decisional), regulation, or ordinance, or any other legal limitation on the employment relationship including but not limited to any claims arising out of any federal, state or local statutes, orders or regulations prohibiting discrimination on account of race, color, creed or religion, sex, sexual harassment, national origin, age, handicap or disability, marital status, height, weight, pregnancy, or sexual preference or orientation thereof, retaliation;

(iv)    Arising out of common law, whether sounding in contract or in tort, including, but not limited to, causes of action for wrongful discharge, quantum meruit, negligence, infliction of emotional distress, defamation, misrepresentation, fraud, conspiracy, invasion of privacy, interference with business advantage, interference with prospective economic advantage, interference with contractual relationship, failure to pay compensation of any kind, and/or failure to pay equal compensation for equal work.

(b)    Executive further understands and acknowledges that:

(i)    This Agreement constitutes a voluntary waiver of any and all rights and claims Executive has against the Company Releasees as of the date of the execution of this Agreement, including rights or claims arising under the Age Discrimination in Employment Act;

(ii)    Executive has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds the payment or remuneration to which he was already entitled;

(iii)    Executive is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it;

(iv)    Executive has been afforded a period of at least 21 days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than 21 days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full 21 days;

(v)    Executive agrees that material and/or immaterial changes to this Agreement made by any party after the date Executive was given this Agreement do not affect or restart the running of the twenty-one (21) day period and Executive agrees to waive any such claim that a material and/or immaterial change to this Agreement extended the applicable running time period; and

(vi)    Executive may revoke this Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this Agreement shall not become effective or enforceable until such revocation period has expired (the “Effective Date”). Executive understands that his revocation under this Paragraph 5(b) of the Agreement constitutes rejection of the entire Severance amount, all Benefit Payments and equity vesting pursuant to Paragraph 2(b).

(c)    This Agreement does not release (i) claims that cannot be released as a matter of law; (ii) claims that relate to events which may occur after execution of this Agreement; (iii) claims for the exclusive purpose of enforcing Executive’s rights under this Agreement; (iv) any claim or right held by Executive (whether as an officer, director, stockholder or in any other capacity) for coverage under the Company’s D&O policies or any similar coverage or protection or rights to indemnification provided under contract, the Company’s policies or the organizational documents of the Company (the “Indemnity Arrangements”); (v) any right to receive a reward for the provision of information to any governmental authority; or (vi) any right to compensation on account of Executive’s service as a non-employee director after the Termination Date. This Agreement shall not prohibit Executive from challenging the validity of the release of ADEA claims by seeking assistance from the Equal Employment Opportunity Commission (“EEOC”) or any other government agency. This Agreement shall not preclude Executive from filing a charge with, or cooperating in an investigation by, any government administrative agency with respect to any other right waived herein, provided that Executive does not seek any damages, remedies, or other relief from the Company for himself personally, which Executive covenants not to do.

6.    No Lawsuits. Executive represents that Executive has not filed any complaints, arbitration demands, charges or lawsuits against any of the Company Releasees with any governmental agency, or any arbitrator, or any court, including, but not limited, to the United States Equal Employment Opportunity Commission or the United States District Court. Executive further agrees that, to the extent permitted under applicable law, Executive will not initiate, assist, or encourage any actions unless compelled to do so by subpoena or court order. Executive agrees that if any claim is brought on Executive’s behalf by any governmental agency or third party, he agrees not to accept any monetary award or restitution resulting therefrom.

7.    Release of Unknown Claims. It is the intention of Executive and the Company that this Severance Agreement is a General Release which shall be effective as a bar to each and every Claim released hereby. Executive recognizes that Executive may have some Claims against the Company Releasees of which Executive is totally unaware and unsuspecting which Executive is giving up by execution of the General Release. It is the intention of Executive in executing this Agreement to forego each such Claim.

In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover facts in addition to, or different from, those which Executive now knows or believes to be true with respect to the subject matter of this Agreement, but that it is Executive’s intention hereby to fully, finally and forever to settle and release all released matters. In furtherance of such intention, the release given herein shall be and remain in effect as a full and complete release, notwithstanding the discovery or existence on any such additional facts. Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all of Executive’s Claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Agreement, and that this Agreement contemplates the extinguishment of any such Claims.

8.    Confidential Information.

(a)    Consistent with Section 5.2 of the Employment Agreement, Executive understands and agrees that trade secret restrictions apply to Executive, including but not limited to Executive’s agreement that Confidential Information (as defined below) learned by Executive in the course of Executive’s employment with the Company may not be used by Executive nor transmitted to any other person or entity except as otherwise provided under the terms of the Employment Agreement.

(b)    Consistent with Section 5.2 of the Employment Agreement, Executive shall not, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of his proper performance of his duties under the Employment Agreement or as required by law (in which event Executive shall give prior written notice to the Company and shall cooperate with the Company and the Company’s counsel in complying with such legal requirements). As used herein, “Confidential Information” means any and all information affecting or relating to the business of the Company and its subsidiaries and affiliates, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, work flows, concepts, research, processes, and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, the parties acknowledge and agree that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

9.    Non-Solicitation. Consistent with Section 5.4 of the Employment Agreement:

(a)    Executive shall not, for a period of eighteen (18) months from the Termination Date, directly or indirectly: (a) acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or (b) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.

(b)    Executive agrees that for the period of eighteen (18) months following the Termination Date, Executive will not solicit, directly or indirectly, nor cause or permit others to solicit, directly or indirectly, any person employed by the Company (a “Current Employee”) to leave employment with the Company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly): (i) requesting that a Current Employee change employment, (ii) informing a Current Employee that an opening exists elsewhere, (iii) assisting a Current Employee to find employment elsewhere, (iv) inquiring if a Current Employee “knows anyone who might be interested” in a position elsewhere, (v) inquiring if a Current Employee might have an interest in employment elsewhere, (vi) informing others of the name or status of, or other information about, a Current Employee, or (vii) any other similar conduct, the effect of which is that a Current Employee leaves the employment of the Company.

10.    Return of Company Property and Proprietary Information. Consistent with Sections 5.1 and 5.2 of the Employment Agreement, immediately upon termination of Executive’s employment, Executive has turned over to the Company all files, memoranda, records, credit cards, work papers, and other documents or physical property that Executive received from the Company or its employees or that Executive generated in the course of employment with the Company. Executive also has immediately turned over to the Company all embodiments of proprietary information (including, without limitation, notes, letters, documents, computer files and other records) which were in Executive’s possession or control and shall not retain any copies or summaries of such records or information. Furthermore, Executive agrees that the assignment of Proprietary Rights pursuant to Section 5.1 of the Employment Agreement remains in full force and effect.

11.    Reasonable Restrictions. Pursuant to Section 5.6 of the Employment Agreement, Executive acknowledges and agrees that the restrictions set forth in Paragraphs 8, 9 and 10 of this Agreement, specifically including the duration and territorial scope thereof, are under the circumstances reasonable and necessary for the protection of the Company and its business.

12.    No Work-Related Injuries. Executive represents and warrants to the Company, under penalty of perjury, that Executive has not suffered any work-related injuries.

13.    Cooperation. During the period commencing on the Termination Date and ending on the fourth anniversary thereof, Executive shall use reasonable efforts to make himself available as a witness in any action, investigation or other proceeding before any court, government agency, arbitrator, or mediator, in which he may be called to appear by the Company, regarding any business, property, or operations of the Company or any of its affiliates, parents or subsidiaries, and shall truthfully testify in any such action, proceeding or deposition in which he also appears. Upon request by Executive and prior approval by the Company, the Company shall reimburse Executive for reasonable travel expenses and expenses of responding to discovery incurred by Executive in connection with any such appearance in which Executive is so called to appear.

14.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

15.    Knowing and Voluntary Agreement. Executive represents and agrees that Executive has read this Agreement, understands its terms and the fact that Executive releases any claim Executive might have against the Company Releasees, understands that Executive has the right to consult counsel of his choice and has either done so or knowingly waived the right to do so, and enters into this Agreement without duress or coercion from any source.

16.    Definition. Consistent with Section 5.7 of the Employment Agreement, for purposes of Paragraphs 8, 9, 10 and 11 of this Agreement, above, the term “Company” shall be deemed to include (i) any predecessor to, or successor of the Company, (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issued and outstanding equity or voting power), and (iii) any entity that is under the control of or common control with the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its subsidiaries is a party).

17.    Entire Agreement. Except as otherwise expressly set forth in the Employment Agreement (i.e., obligations surviving termination of employment), applicable plan and award agreements, the Indemnity Arrangements and Executive’s services as a non-employee director, this Agreement sets forth the entire understanding between Executive and the Company and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Executive’s employment with the Company and the termination of the employment relationship. Executive acknowledges that in executing this Agreement, Executive does not rely upon any representation or statement by any representative of the Company concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. This Agreement may only be modified by an amendment in writing executed by both parties.

18.    Arbitration: Any controversy, claim or dispute arising out of or in any way relating to this Agreement including, but not limited to, the performance or breach thereof, shall be determined exclusively by binding arbitration. Both Executive and the Company acknowledge that they are relinquishing their right to a jury trial in civil court.

The arbitration shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, except as provided otherwise in this Agreement. The arbitration shall be commenced and heard in the Englewood, Colorado metropolitan area. Only one arbitrator shall preside over the proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law(s) applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a court of law. Any party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Executive as though the dispute were pending in Colorado state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a Colorado state court, including the ability to rule on a motion for summary judgment.

The fees of the arbitrator and any other fees for the administration of the arbitration (e.g., room rental fees, etc.) shall be paid by the Company. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

19.    Non-Admission of Liability or Wrongdoing. By entering into this Agreement, neither Executive nor the Company admits any impropriety, illegality, wrongdoing or liability of any kind whatsoever, and on the contrary, each hereby expressly denies the same.

20.    Post-Employment Agreement. The parties acknowledge that this Agreement, including the arbitration provision contained in Paragraph 18 above, was negotiated and executed outside of the context of any employment relationship between the Company and Executive, which has ended.

21.    Compliance with Section 409A. The provisions of this Agreement are intended to satisfy the requirements of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”), and will be interpreted in a manner that is consistent with such intent so that all payments and reimbursements made hereunder are made in compliance with or are exempt from Code Section 409A. Without limiting the generality of the foregoing, the Company and Executive agree that Executive’s entitlement to any payment made pursuant to the Agreement shall be conditioned upon Executive’s separation from service, as defined in Code Section 409A. To the extent required to comply with Section 409A (as determined by the Company), if Executive is a “specified employee,” as determined by the Company, as of his Termination Date, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following Executive’s Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after Executive’s Termination Date (or, if Executive dies during such six month period, within 90 days after Executive’s death).

22.    Expenses. Company shall pay the reasonable fees, charges, and disbursements of counsel for Executive in connection with the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereby. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

23.    Guaranty. Moni hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, and at all times thereafter, of any and all obligations and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Company to Executive arising under this Agreement and all instruments, agreements and other documents of every kind and nature now or hereafter executed in connection with the Agreement. This guaranty obligation shall not be affected by the genuineness, validity, regularity or enforceability of the guaranteed obligations or any instrument or agreement evidencing any guaranteed obligations, or by any fact or circumstance relating to the guaranteed obligations which might otherwise constitute a defense to the obligations of Moni under this Paragraph 23 or this Agreement.

24.    Counterpart Execution. This Agreement may be executed in counterparts so that when each party has signed at least one counterpart of this Agreement, this Agreement shall be deemed fully executed as though each party had signed one original of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates indicated below.

Ascent Capital Group, Inc.

Dated:	5/10/2018	By:	/s/ William Niles
		Name:	William Niles
		Its:	Chief Executive Officer and General Counsel

Monitronics International, Inc.

Dated:	5/10/2018	By:	/s/ William Niles
		Name:	William Niles
		Its:	Chief Executive Officer and General Counsel

Executive

Dated:	5/10/2018	By:	/s/ William R. Fitzgerald
		Name:	William R. Fitzgerald